U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 12b-25                                   SEC File Number   811-07681
					      CUSIP NUMBER

NOTIFICATION OF LATE FILING

(Check One)

[   ] Form 10-K [   ] Form 11-K [   ] Form 20-F [   ] Form 10-Q [X]
Form N-SAR

	For Period Ended:   September 30, 1999
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Read Attached Instruction Sheet before Preparing Form.  Please Print or Type.

	Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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	If the notification relates to a portion of the filing checked above,identify the item(s) to which the notification relates:
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Part I -- Registrant Information
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	Full Name of registrant:        First Choice Funds Trust

	Former Name if Applicable:  ________________________________________
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	Address of Principal Executive Office (Street and Number):
	3200 Horizon Drive
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	City, State and Zip Code:
	King of Prussia, Pa.  19406
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Part II -- Rules 12b-25(b) and (c)
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	If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[  ]    (a)     The reasons described in reasonable detail in Part III of
this Form could not be eliminated without unreasonable effort or expense:

[X]     (b)     The subject annual report or semi-annual report/portion
thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly
		report/portion thereof will be filed on or before the fifth
calendar day following the
		prescribed due date; and

[  ]    (c)     The accountants statement or other exhibit required by Rule
12b- 25(c) has been attached if applicable

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Part III -- Narrative
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	State below in reasonable detail the reasons why the Form 10-K, 11-K,
20-F, 10-Q or N-SAR
	portion thereof could not be filed within the prescribed time period:

	The registrant requests additional time to file form NSAR so that it can compile the necessary information to file a complete and accurate document.
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Part IV -- Other Information
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	(1)     Name and telephone number of person to contract in regard to this notification;
	(Name) Mary C. Crawford
      (Area Code)610(Telephone Number)239-4712

	(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

			[ X ] Yes                               [    ] No

	(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected bythe earnings statements to be included in the subject report or portion thereof?

                        [    ] Yes                      [ X ] No

		If so, attach an explanation of the anticipated change, both narratively an quantitatively,
		and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
				The First Choice Funds Trust
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(Name of Registrant as specified in charter)
has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    September 30, 1999      By:Susan T. Naughton_________________
                                Susan T. Naughton (Assistant Treasurer)